                                                   Filed Pursuant to Rule 424b5
                                                   Registration No. 33-53327
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 25, 1994)

E. I. DU PONT DE NEMOURS
AND COMPANY
$300,000,000
6 1/2% Debentures due 2028
Interest payable January 15 and July 15
ISSUE PRICE: 99.230%

Interest on the Debentures is payable on January 15 and July 15 in each year, commencing July 15, 1998. The Debentures are redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures or (ii) as determined by a Quotation Agent (as defined herein), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 12.5 basis points plus, in each case, accrued interest thereon to the date of redemption. The Debentures will not be subject to any sinking fund. See "Description of the Debentures."

     The Debentures will be represented by one or more Global Securities (as defined herein) registered in the name of The Depository Trust Company (the "Depositary"), or a nominee of the Depositary. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, the Debentures in definitive form will not be issued. See "Description of the Debentures."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                                            UNDERWRITING
                                         PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                        PUBLIC(1)          COMMISSIONS(2)       COMPANY(1)(3)
-------------------------------------------------------------------------------------------------
Per Debenture                      99.230%              .875%                98.355%
-------------------------------------------------------------------------------------------------
Total                              $297,690,000         $2,625,000           $295,065,000
-------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from January 13, 1998.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deduction of expenses payable by the Company estimated at $200,000.

The Debentures are being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the Debentures will be delivered in book-entry form only, on or about January 13, 1998, through the facilities of the Depositary, against payment therefor in immediately available funds.

J.P. MORGAN & CO.
          CREDIT SUISSE FIRST BOSTON
                    GOLDMAN, SACHS & CO.
                               MERRILL LYNCH & CO.
                                       MORGAN STANLEY DEAN WITTER

January 8, 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement and the accompanying Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer by the Company or by any Underwriter to sell securities in any state to any person to whom it is unlawful for the Company or such Underwriter to make such offer in such state. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                    PROSPECTUS SUPPLEMENT
The Company............................................................................    S-3
Ratio of Earnings to Fixed Charges.....................................................    S-3
Description of the Debentures..........................................................    S-3
Underwriting...........................................................................    S-5
Legal Opinions.........................................................................    S-5

                                         PROSPECTUS
Available Information..................................................................      2
Incorporation of Certain Documents by Reference........................................      2
The Company............................................................................      3
Ratio of Earnings to Fixed Charges.....................................................      3
Use of Proceeds........................................................................      3
Plan of Distribution...................................................................      3
Description of Debt Securities.........................................................      4
Limitations on Issuance of Bearer Securities...........................................     12
Experts................................................................................     13

                                  THE COMPANY

     E. I. du Pont de Nemours and Company (the "Company") was founded in 1802 and was incorporated in Delaware in 1915. Its principal executive offices are at 1007 Market Street, Wilmington, Delaware 19898 (telephone (302) 774-1000).

     The Company has six principal business segments -- Chemicals, Fibers, Life Sciences, Polymers, Petroleum and Diversified Businesses. Manufacturing and selling activities of businesses in the Chemicals, Fibers, Life Sciences, Polymers and Diversified Businesses segments are conducted principally through various operating units. The Petroleum segment businesses are conducted principally through Conoco Inc. Other subsidiaries and affiliates also conduct exploration, production, manufacturing or selling activities and some are distributors of products manufactured by the Company.

     The Company operates globally through approximately 20 strategic business units. Within the strategic business units approximately 80 businesses manufacture and sell a wide range of products to many different markets including the energy, transportation, textile, construction, automotive, electronics, printing, health care, packaging and agricultural markets. The Company and its subsidiaries have operations in 70 nations worldwide and, as a result, about 50% of consolidated revenues are derived from sales outside of the United States, based on the location of the corporate unit marketing the sale.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                       NINE MONTHS
                                                     ENDED SEPTEMBER
                                                           30,             YEAR ENDED DECEMBER 31,
                                                     ---------------   --------------------------------
                                                     1997       1996   1996   1995   1994   1993   1992
                                                     ----       ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges.................  7.3        7.1    6.8    5.9    6.1    2.0    2.7

                         DESCRIPTION OF THE DEBENTURES

GENERAL

     The following description of the particular terms of the Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus.

     The Debentures will be issued under an Indenture dated as of June 1, 1992 between the Company and Bankers Trust Company, as Trustee, incorporated by reference to Exhibit 4.1 of the Company's registration statement on Form S-3 (No. 33-48128). The Debentures will bear interest from January 13, 1998, at the rate of interest stated on the cover page hereof. Interest on the Debentures will be payable semiannually on January 15 and July 15, commencing on July 15, 1998, to the persons in whose names they are registered at the close of business on the January 1 or July 1 preceding such January 15 or July 15. The Debentures will mature on January 15, 2028.

SINKING FUND

     The Debentures are not entitled to any sinking fund provisions.

OPTIONAL REDEMPTION

     The Debentures will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 12.5 basis points plus, in each case, accrued interest thereon to the date of redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

     "Reference Treasury Dealer" means (i) J.P. Morgan Securities Inc. and its respective successors: provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debentures to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

BOOK-ENTRY, DELIVERY AND FORM

     The Debentures will be issued in the form of one or more fully registered Global Securities which will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary's nominee.

     The Depositary has advised as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "participants") and to facilitate the clearance and settlement of securities transactions in such securities between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

                                  UNDERWRITING

     The names of the Underwriters of the Debentures, and the principal amount thereof which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement dated January 8, 1998 and the related Terms Agreement dated January 8, 1998, are as follows:

                                                                           PRINCIPAL AMOUNT
                                                                                OF THE
                                UNDERWRITERS                                  DEBENTURES
    ---------------------------------------------------------------------  ----------------
    J.P. Morgan Securities Inc...........................................    $ 60,000,000
    Credit Suisse First Boston Corporation...............................      60,000,000
    Goldman, Sachs & Co..................................................      60,000,000
    Merrill Lynch, Pierce, Fenner & Smith
                Incorporated.............................................      60,000,000
    Morgan Stanley & Co. Incorporated....................................      60,000,000
                                                                           ----------------
              Total......................................................    $300,000,000
                                                                            =============

     J.P. Morgan Securities Inc. is the lead manager. Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are co-managers.

     If any Debentures are purchased by the Underwriters, all Debentures will be so purchased. The Underwriting Agreement contains provisions whereby, if any Underwriter defaults in an obligation to purchase Debentures and if the aggregate obligations of all Underwriters so defaulting do not exceed $30,000,000 principal amount of Debentures, the remaining Underwriters, or some of them, must assume such obligations.

     The Debentures are being initially offered severally by the Underwriters for sale directly to the public at the price set forth on the cover hereof under "Price to Public" and to certain dealers at such price less a concession not in excess of .50% of the principal amount. The respective Underwriters may allow, and such dealers may reallow, a concession not exceeding .25% of the principal amount on sales to certain other dealers. The offering of Debentures is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of Debentures. After the initial public offering of the Debentures, the public offering price and other selling terms may be changed by the Underwriters.

     In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, in the open market to cover syndicate shorts or to stabilize the price of the Debentures. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Debentures in the offering, if the syndicate repurchases previously distributed Debentures in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     John A. Krol is the Chairman of the Board of Directors and Chief Executive Officer of the Company. He is a director of J.P. Morgan & Co. The Underwriters and certain of their affiliates and associates may engage in transactions \with, and/or perform services, including investment and commercial banking services, for the Company and its subsidiaries and affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Debentures offered hereby will be passed on for the Company by Howard J. Rudge, Esq., Senior Vice President and General Counsel of the Company, and for the Underwriters by Cravath, Swaine & Moore. Mr. Rudge beneficially owned as of January 8, 1998, 36,838 shares of the Common Stock of the Company, plus 277,525 shares of which he has the right to acquire beneficial ownership within 60 days through the exercise of stock options awarded under the Company's Stock Option Plan. Cravath, Swaine & Moore has performed legal services for the Company from time to time.

                                     (LOGO)

                            E. I. DU PONT DE NEMOURS
                                  AND COMPANY
                                DEBT SECURITIES
                            ------------------------
     E. I. du Pont de Nemours and Company (the "Company" or "DuPont") may sell from time to time debt securities (the "Debt Securities") on terms to be determined at the time of sale, from which the Company will receive up to an aggregate of $3,442,560,000 in proceeds or, if the principal of the Debt Securities is payable in a foreign or composite currency, the equivalent thereof at the time of offering. The specific designation, aggregate principal amount, designated currency or composite currency, authorized denominations, purchase price, maturity, rate (which may be fixed or variable) and time of payment of any interest, any redemption terms, terms for sinking fund payments, and other specific terms in connection with the offering and sale of Debt Securities, and any listing on a securities exchange of the Debt Securities in respect of which this Prospectus is being delivered ("Offered Debt Securities") are set forth in the accompanying prospectus supplement ("Prospectus Supplement"), together with the terms of offering of the Offered Debt Securities.

     The Debt Securities will be sold through agents designated from time to time, through underwriters or dealers or directly by the Company. If any agents of the Company or any underwriters are involved in the sale of the Offered Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement.

     Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Bearer Securities will be offered only outside the United States and its possessions to non-United States persons and to offices located outside the United States and its possessions of certain United States financial institutions and other exempt persons.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
             CRIMINAL OFFENSE.

                            ------------------------

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                  The date of this Prospectus is May 25, 1994

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto, which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below heretofore filed with the Securities and Exchange Commission are incorporated herein by reference.

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

          (b) The Company's Current Report on Form 8-K, filed on April 25, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or contained in the accompanying Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Any documents incorporated by reference do not form part of the listing particulars of the Council of The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited.

     THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO CAPITAL MARKETS, DUPONT FINANCE, E. I. DU PONT DE NEMOURS AND COMPANY, 1007 MARKET STREET, WILMINGTON, DELAWARE 19898 (TELEPHONE: 302-774-1000).

                                  THE COMPANY

     E. I. du Pont de Nemours and Company (the "Company") was founded in 1802 and was incorporated in Delaware in 1915. Its principal executive offices are at 1007 Market Street, Wilmington, Delaware 19898 (telephone: (302) 774-1000).

     The Company has five principal business segments--Chemicals, Fibers, Polymers, Petroleum and Diversified Businesses. Manufacturing and selling activities of businesses in the Chemicals, Fibers, Polymers and Diversified Businesses segments are conducted principally through various operating units. The Petroleum segment businesses are conducted principally through Conoco Inc. Other subsidiaries and affiliates also conduct exploration, production, manufacturing or selling activities, and some are distributors of products manufactured by the Company.

     The Company has approximately 85 businesses that manufacture and sell a wide range of products to many different markets, including the energy, transportation, textile, construction, automotive, electronics, printing, health care, packaging and agricultural markets. The Company and its subsidiaries have operations in about 70 nations worldwide and, as a result, about 45% of consolidated revenues are derived from sales outside the United States, based on the location of the corporate unit making the sale.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                       THREE MONTHS ENDED
                                         MARCH 31, 1994
                                      --------------------
Ratio of Earnings to Fixed                      6.2
  Charges...........................

                                                 YEAR ENDED DECEMBER 31,
                                        -----------------------------------------
                                        1993     1992     1991     1990     1989
                                        -----    -----    -----    -----    -----
Ratio of Earnings to Fixed               2.0      2.7      3.5      4.7      6.0
  Charges...........................

                                USE OF PROCEEDS

     Except as may otherwise be disclosed in the Prospectus Supplement, the net proceeds to the Company from the sale of the Debt Securities offered hereby will be used for general corporate purposes.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of four ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers, (iii) to both investors and dealers through a specific bidding or auction process or otherwise; or (iv) through agents. The Prospectus Supplement with respect to the Offered Debt Securities sets forth the terms of the offering of the Offered Debt Securities, including the name or names of any underwriters, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed. If a bidding or auction process is utilized, it is described in the Prospectus Supplement.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by any underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Offered Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     Each underwriter, dealer and agent participating in the distribution of any Offered Debt Securities which are issuable in bearer form will agree that it will not offer, sell or deliver Offered Debt Securities in bearer form within the United States or to, or for the account or benefit of, United States persons (other than qualifying financial institutions) (i) until 40 days after the settlement date or (ii) at any time if the obligation is held as part of an unsold allotment or subscription (the "Restricted Period").

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued either under an Indenture dated as of June 1, 1992 between the Company and Bankers Trust Company, as Trustee (the "BT Indenture") or under an Indenture dated as of June 1, 1992 between the Company and Chemical Bank, as Trustee (the "Chemical Indenture", and collectively with the BT Indenture, the "Indenture"), each of which is incorporated or filed as an exhibit to the Registration Statement, of which this Prospectus is a part, filed by the Company with the Securities and Exchange Commission. The Trustee will be designated in the Prospectus Supplement for each series of Debt Securities, and all references herein to the "Trustee" shall be deemed to mean the Trustee so identified in such Prospectus Supplement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms.

GENERAL

     The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     Reference is hereby made to the Prospectus Supplement relating to the Offered Debt Securities for the terms of such Debt Securities, including, where applicable: (i) the designation, aggregate principal amount, currency or currencies and denominations of such Debt Securities; (ii) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (iii) the date or dates on which such Debt Securities will mature; (iv) the currency or currencies in which such Debt Securities are being sold and in which the principal of and any interest on such Debt Securities will be payable and whether the holder of any such Debt Securities may elect the currency in which payments thereon are to be made, and, if so, the manner of such election; (v) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any;
(vi) the date from which such interest on such Debt Securities will accrue, the dates on which such interest will be payable and the date on which payment of such interest will commence; (vii) the dates on which and the price or prices at which such Debt Securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any such mandatory sinking fund, optional redemption or required repayment; (viii) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both and the terms upon which any Bearer Securities of such series may be exchanged for Registered Securities of such series; (ix) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary or Depositaries for such Global Security or Securities; (x) any special provisions for the payment of additional amounts with respect to such Debt Securities; (xi) if a temporary Global Security is to be issued with respect to such series, the requirements for certification of ownership by non-United States persons that will apply prior to (a) the issuance of a definitive Bearer Security or (b) the payment of interest on an Interest Payment Date that occurs before the issuance of a definitive Bearer Security; (xii) if a temporary Global Security is to be issued with respect to such series, the terms upon which interests in such temporary Global Security may be exchanged for interests in a definitive Global Security or for definitive Debt Securities of the series and the terms upon which interests in a definitive Global Security, if any, may be exchanged for definitive Debt Securities of the series; (xiii) any additional restrictive covenants included for the benefit of holders of such Debt Securities; (xiv) additional Events of Default provided with respect to such Debt Securities; (xv) if the Debt Securities of such series are subject to defeasance at the option of the Company, the provisions, Federal income tax consequences and other considerations applicable thereto; and (xvi) the designated Trustee for such Debt Securities. (Section 301)

     The Debt Securities may be issuable as Registered Securities, Bearer Securities or both. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities". Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in the denominations of $1,000, $10,000, and $100,000. See, however, "Limitations on Issuance of Bearer Securities" below. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof and any special U.S. Federal income tax and other considerations relating thereto. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

     At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities (if the Debt Securities of such series are issuable as Registered Securities) or Bearer Securities of the same series (with the same interest rate and maturity date), but no Bearer Security will be delivered in or to the United States, and Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date, and the relevant interest payment date, such Holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 305)

     Debt Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305) Bearer Securities will be transferable by delivery.

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof and any Debt Securities issued with original issue discount for U.S. Federal income tax purposes. (Section 101)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 303 and 305)

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series if other than or in addition to the description below. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities, by certain agents of the Company or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities" below, principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any paying agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities" below.

     If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $1,000, $10,000 or $100,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. (Section 305) See, however, "Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

     Payment of principal of and premium, if any, and interest on Bearer Securities will be payable in the currency designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. Any such payment may be made, at the option of a Holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States. No payment with respect to any Bearer Security will be made at the Corporate Trust Office of the Trustee or any other paying agency maintained by the Company in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest on Bearer Securities will be made in U.S. dollars at the Corporate Trust Office of the Trustee in The City of New York if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Payment of principal of and premium, if any, on Registered Securities will be made in the designated currency against surrender of such Registered Securities at the Corporate Trust Office of the Trustee in The City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Corporate Trust Office of the Trustee in The City of New York, or by a check in the designated currency mailed to each Holder at such Holder's registered address. (Sections 307 and 1001)

     The paying agents outside the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in The City of New York for payments with respect to Registered Securities and at least one paying agent in a city outside the United States so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Debt Securities is listed on

The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Debt Securities. (Section 1002)

     All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 1003)

CERTAIN COVENANTS OF THE COMPANY

     The Company covenants that, so long as any of the Debt Securities remains outstanding, it will not, nor will it permit any Restricted Subsidiary (as defined, see "Definition of Certain Terms" below) to issue, assume, or guarantee any debt for money borrowed (herein referred to as "Debt") if such Debt is secured by a mortgage on any Principal Property (as defined), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities shall be secured equally and ratably with such Debt. This restriction, however, shall not apply to: (i) mortgages on property, shares of stock, or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) mortgages on property existing at the time that it is acquired, or to secure Debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which Debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon; (iii) mortgages securing Debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary; (iv) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (v) mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages (including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings); (vi) mortgages existing at the date of the Indenture; (vii) mortgages on particular property (or any proceeds of the sale thereof) to secure all or any part of the cost of exploration, drilling, mining or development thereof (including construction of facilities for field processing of minerals) intended to obtain or materially increase the production and sale or other disposition of oil, gas, coal, uranium, copper or other minerals therefrom, or any indebtedness created, issued, assumed or guaranteed to provide funds for any or all such purposes; or (viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) through (vii) inclusive. Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume, or guarantee secured Debt which would otherwise be subject to the above restrictions, provided that the aggregate amount of such Debt which would then be outstanding (not including secured Debt permitted under the foregoing exceptions) and the aggregate Attributable Debt (as defined) of sale and leaseback transactions subject to the restrictions described in the second following paragraph and in existence at such time (not including any sale and leaseback transaction as to which the Company has complied with clause (b) of such paragraph) does not at any one time exceed 10% of the Consolidated Net Tangible Assets (as defined) of the Company and its consolidated Subsidiaries. (Section 1004)

     For the purposes of the foregoing covenant, the following types of transactions shall not be deemed to create Debt secured by a mortgage: the sale or other transfer of (i) oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals or (ii) any other interest in property of the character commonly referred to as a "production payment". (Section 1004)

     Sale and leaseback transactions by the Company or any Restricted Subsidiary of any Principal Property are prohibited unless (a) the Company or such Restricted Subsidiary would be entitled (pursuant to the provisions of the second preceding paragraph) to issue, assume, or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt (as defined) in respect of such transaction without equally and ratably securing the Debt Securities or (b) an amount equal to such Attributable Debt is applied to the retirement of nonsubordinated Debt of the Company or a Restricted Subsidiary which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the creation of such Debt. (Section 1005)

     The Company will not consolidate or merge with or dispose of all or substantially all of its property to any corporation unless the surviving corporation (if other than the Company) shall assume the obligations of the Company under the Indenture and under the Debt Securities. (Section 801) If on any consolidation or merger of the Company or any Restricted Subsidiary with or into any other corporation, or on any sale, conveyance, or lease of substantially all its properties, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary would then become subject to any mortgage, pledge, security interest, or other lien or encumbrance, the Company, prior to such event, will secure the Debt Securities by a direct lien on such Principal Property, shares of stock or indebtedness, prior to all liens other than any previously existing. (Section 802)

     Except for the limitations on secured debt and sale and leaseback transactions described above, the Indenture and Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

DEFINITION OF CERTAIN TERMS

     "Subsidiary" is defined to mean any corporation which is consolidated in the Company's accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation shall at the time be owned or controlled by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries. (Section 101)

     "Restricted Subsidiary" is defined to mean any wholly-owned Subsidiary (i) substantially all the property of which is located within the continental United States of America, (ii) which owns a Principal Property, and (iii) in which the Company's investment exceeds 1% of the consolidated assets of the Company as of the end of the last preceding year; provided, however, that the term "Restricted Subsidiary" does not include any wholly-owned Subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing the Company's operations outside the continental United States. (Section 101)

     "Principal Property" is defined as any manufacturing plant or facility or any mineral producing property or any research facility located within the continental United States of America owned by the Company or any Restricted Subsidiary, unless, in the opinion of the Board of Directors, such plant, facility, property or research facility is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries. (Section 101)

     "Attributable Debt" is defined as the present value (discounted as provided in the Indenture) of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 1005)

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on the most recent quarterly balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. (Section 101)

MODIFICATION OF THE INDENTURE

     The Indenture permits the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Debt Securities at the time outstanding thereunder and affected thereby, to execute a supplemental indenture modifying the Indenture or the rights of the holders of such Debt Securities and any related coupons, provided that no such modification shall, without the consent of the holder of each Debt Security affected thereby,
(i) change the maturity of any Debt Security or coupon, or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon, or change any Place of Payment or change the coin or currency in which a Debt Security or coupon is payable or impair the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification. (Section 902)

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1401) A meeting may be called at any time by the Trustee or upon the request of the Company or the Holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the Indenture. (Section 1402) Except as limited by the proviso in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. (Section 1403)

     Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing not less than a majority in principal amount of the outstanding Debt Securities of a series. (Section 1403)

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events and such other event as may be established for the Debt Securities of a particular series: (a) default for 30 days in any payment of interest on such series; (b) default in any payment of principal, and premium, if any, on such series; (c) default in the payment of any sinking fund installment; (d) default for 60 days after appropriate notice in performance of any other covenant in the Indenture; or (e) certain events involving bankruptcy, insolvency or reorganization. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Section 501) The Company is required to file with the Trustee annually an Officer's Certificate indicating whether the Company is in default under the Indenture. (Section 1008)

     The Indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to any series of Debt Securities, either the Trustee or the Holders of 25% in principal amount of the Debt Securities of such series (in the case of defaults under clauses (d) and (e), the Holders of 25% in principal amount of all the Debt Securities) then outstanding may declare the principal (or in the case of Original Issue Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of the Debt Securities of such series (or of all the Debt Securities, as the case may be) to be due and payable. (Section 502) In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of any series (or in the case of defaults under clauses (d) and (e), the Holders of a majority in principal amount of all the Debt Securities) may on behalf of the Holders of all the Debt Securities of any such series (or of all the Debt Securities, as the case may be) and any related coupons waive any past default or event of default except a default not theretofore cured in payment of the principal of or premium, if any, or interest on any of the Debt Securities of such series (or of all the Debt Securities, as the case may be) and any related coupons. (Sections 502 and 513)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of any series or any related coupons before proceeding to exercise any right or power under the Indenture with respect to such series at the request of such Holders. (Section
603) The Indenture provides that no Holder of any Debt Securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such Indenture except, among other things, where the Trustee has, for 60 days after it is given notice of default, failed to act, and where there has been both a request to enforce such Indenture by the Holders of not less than 25% in aggregate principal amount of the then outstanding Debt Securities of such series and an offer of reasonable indemnity to the Trustee. (Section 507) This provision will not prevent any Holder of Debt Securities or any related coupons from enforcing payment of the principal thereof and premium, if any, and interest thereon at the respective due dates thereof. (Section 508) The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or which would be unjustly prejudicial to Holders not joining therein. (Section 512)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities known to it, give to the Holders of Debt Securities of such series notice of such default if not cured or waived, but, except in the case of a default in the payment of principal of (or premium, if any), or interest on, any Debt Securities, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interests of the Holders of such Debt Securities. (Section 602)

DISCHARGE AND DEFEASANCE

     The Indenture provides that the Company may specify that, with respect to the Debt Securities of a certain series, it will be discharged from any and all obligations in respect of such Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the Debt Securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified Debt Securities) upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. If so specified with respect to the Debt Securities of a series, such a trust may only be established if establishment of the trust would not cause the Debt Securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of Debt Securities, such establishment of such a trust may be conditioned on the delivery by the Company to the Trustee of an Opinion of Counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to Holders of such Debt Securities. The designation of such provisions, U.S. Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. (Section 1301)

TRUSTEE'S RELATIONSHIP WITH ISSUER

     Chemical Bank will act as Trustee for Debt Securities issued under the Chemical Indenture. Chemical Bank acts as depositary for funds of, makes loans to, and performs other services for the Company in the normal course of business. It also acts as trustee for the Company's Medium-Term Notes Series C, Euro Medium-Term Notes Series C, Medium-Term Notes Series D, Euro Medium-Term Notes Series D, Medium-Term Notes Series E, Euro Medium-Term Notes Series E, 8.45% Notes Due October 15, 1996, 8.65% Notes Due 1997, 9.15% Notes Due

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

2000, 6% Debentures Due 2001, 8.50% Notes Due February 15, 2003, 8.125% Notes Due March 15, 2004, 8.25% Notes Due September 15, 2006, and 8 1/4% Debentures Due 2022. It also acts as fiscal agent for the Company's 9% Notes Due 1994.

     Bankers Trust Company will act as Trustee for Debt Securities issued under the BT Indenture and may act as underwriter or agent (through an affiliate) with respect to securities of the Company. Bankers Trust Company acts as depositary for funds of, makes loans to, and performs other services for the Company in the normal course of business. It also acts as trustee for the Company's Medium-Term Notes Series F, 6 3/4% Notes Due 2002, 7.95% Debentures Due 2023, and 7 1/2% Debentures Due 2033. It also acts as fiscal agent for the Company's 8 1/2% Notes Due 1996, 8 1/2% Notes Due 1998, 7 1/2% Notes Due 1999, and 8% Notes Due 2002.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States Federal tax laws and regulations, in general Bearer Notes may not be offered or sold during the Restricted Period (as defined under "Plan of Distribution") to a person within the United States or its possessions or to or for the account or benefit of, a United States person. However, offers or sales can be made to (i) the U.S. office of international organizations (as defined in Section 7701(a)(18) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder), (ii) the U.S. office of foreign central banks (as defined in Section 895 of the Code and the regulations thereunder) and (iii) foreign branches of United States financial institutions which are purchasing for their own account or for resale, and which have agreed to comply with the requirements of Section 165(j)(3)(A),
(B) or (C) of the Code. In addition, sales can be made to a United States person acquiring a Bearer Note through a financial institution described in clause
(iii) of the preceding sentence. Definitive Bearer Notes will not be delivered within the United States, or in any event unless the beneficial owner of the Notes had complied with the certification requirements described above under "Description of Debt Securities--General".

     Bearer Notes will bear the following legend on their face and on any interest coupons which may be detached therefrom or, if the obligation is evidenced by a book entry, appears in the book of record in which the book entry is made: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code". The Sections referred to in such legend provide that a United States person who holds a Bearer Note will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Note and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.

     As used herein, "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

                                    EXPERTS

     The consolidated financial statements of E. I. du Pont de Nemours and Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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